Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Announces Appointment of Katherine M. Sandstrom to Board of Trustees

NEW YORK, NY, September 20, 2022 – Urban Edge Properties (NYSE: UE) today announced the appointment of Katherine M. Sandstrom to the Company’s Board of Trustees, effective October 1, 2022. Ms. Sandstrom will also serve as a member of the Audit Committee and the Corporate Governance and Nominating Committee.

Ms. Sandstrom brings deep experience in real estate investment including more than twenty years of service at Heitman LLC, a real estate investment management firm, where she held a variety of senior leadership positions including her role as Senior Managing Director of Public Real Estate Securities. Ms. Sandstrom oversaw the growth of assets under management to more than $5 billion invested in domestic and global funds, as well as separately managed accounts. Ms. Sandstrom served on the Global Management Committee, the Board of Managers, and the Allocation Committee during her tenure at Heitman LLC.

Ms. Sandstrom currently serves as an independent director at Healthpeak Properties, Inc. (NYSE: PEAK), a fully integrated REIT and S&P 500 company that owns and develops Life Science, Medical Office and Continuing Care Retirement Communities. At Healthpeak, Ms. Sandstrom serves as Vice Chair of the Board, Chair of the Nominating and Corporate Governance Committee, and a member of the Compensation and Human Capital Committee.

Ms. Sandstrom also serves as an independent director at EastGroup Properties, Inc. (NYSE: EGP), a self-administered equity REIT and a member of the S&P MidCap 400 and Russell 1000 Indexes. EastGroup focuses on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States. At EastGroup, Ms. Sandstrom serves as the Chair of the Nominating and Governance Committee and a member of the Audit Committee.

“We are delighted to welcome Kathy to our Board,” said Jeff Olson, Chairman and CEO. “We look forward to benefitting from her extensive experience in the real estate industry, and her appointment reflects our commitment to further strengthen our board with highly talented members who are focused on creating value for Urban Edge shareholders. Kathy’s leadership, industry expertise and astute investment acumen, will be incredibly valuable as we continue to execute on our long-term strategy.”

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.